Exhibit 23.6

Consent of Independent Registered Public Accounting Firm

 We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-194738) and related Prospectus of Endeavour International Corporation (the Company) for the registration of common stock and warrants and to the incorporation by reference therein of our report dated March 17, 2014, with respect to the consolidated financial statements of Endeavour Energy UK Limited included in the Company’s Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

April 14, 2014